Filed Pursuant to Rule 424(b)(5)

Registration No. 333-233470

Registration No. 333-252388

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 5, 2019)

3,225,000 Shares

Common Stock

We are offering 3,225,000 shares of our common stock, par value $0.01 per share, as described in this prospectus supplement and the accompanying prospectus. Our common stock is listed on the Nasdaq Capital Market under the symbol “QUMU.” On January 26, 2021, the last reported sale price of our common stock on the Nasdaq Capital Market was $7.46 per share.

Investing in our common stock involves a high degree of risk. Please read the “Risk Factors” on page S-7 of this prospectus supplement, on page 5 of the accompanying prospectus, and under similar headings in the documents that are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$6.75000	$21,768,750.00
Underwriting discounts and commissions(1)	$0.43875	$1,414,968.75
Proceeds, before expenses, to us	$6.31125	$20,353,781.25

(1) In addition to the underwriting discount, we have agreed to reimburse the underwriter for certain expenses. We refer you to the “Underwriting” section of this prospectus supplement for additional information regarding total underwriting compensation.

We have granted the underwriter an option for a period of 30 days from the date of this prospectus supplement to purchase additional shares of our common stock equal to 15% of the number of shares offered hereby on the same terms and conditions as set forth above, solely to cover over-allotments, if any. See “Underwriting” for more information.

Our directors Mary E. Chowning, Neil E. Cox, Edward D. Horowitz and Robert F. Olson, our Chief Financial Officer David G. Ristow, and certain of our other employees, have agreed to purchase an aggregate of 29,712 shares of common stock in this offering at the public offering price and on the same terms as the other purchasers in this offering. The underwriter will receive the same underwriting discount on any shares purchased by them as it will on any other shares sold to the public in this offering.

The underwriter expects to deliver the shares against payment on or about January 29, 2021, subject to customary closing conditions.

Craig-Hallum

The date of this prospectus supplement is January 26, 2021.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference herein that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents we have referred you to in the sections of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information; Incorporation by Reference.”

You should rely only on this prospectus supplement, the accompanying prospectus, the information incorporated or deemed to be incorporated by reference herein or therein and any free writing prospectus prepared by us or on our behalf. We have not, and the underwriter has not, authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriter are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or incorporated by reference herein or therein, is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus or any free writing prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

When we refer to “Qumu,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Qumu Corporation, a Minnesota corporation, and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” in this prospectus supplement and the financial statements, notes to financial statements, financial and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.

Overview

Qumu provides the tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. The Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge. Qumu’s customers, which include some of the world’s largest organizations, leverage the Qumu platform for a variety of cloud, on-premise and hybrid deployments. Use cases include self-service webcasting, sales enablement, internal communications, product training, regulatory compliance and customer engagement. The Company and its channel partners market Qumu’s products to customers primarily in North America, Europe and Asia.

Qumu generates revenue through the sale of enterprise video content management software, hardware, maintenance and support, and professional and other services. Software sales may take the form of a perpetual software license, a cloud-hosted software as a service (SaaS), or a term software license. Software licenses and appliances revenue includes sales of perpetual software licenses and hardware. Service revenue includes SaaS, term software licenses, maintenance and support, and professional and other services. An individual sale can range from single year agreements for thousands of dollars to multi-year agreements for over a million dollars.

The Qumu Enterprise Video Platform

Qumu offers an end-to-end video creation, management and delivery solution for enterprises. The Qumu platform offers a scalable and extensible platform that organizations can use to improve stakeholders’ engagement both internally and externally.

Qumu’s implementations can range in size from thousands to millions of dollars. The Qumu platform integrates with customers’ existing video services (e.g., videoconferencing systems), SaaS business applications (e.g., Zoom, Cisco WebEx, Microsoft Teams and Socialive) and broader IT infrastructures using Qumu’s extensive application services or “APIs.” Deployments also range from a single customer location to a global infrastructure serving over one hundred thousand corporate employees. Qumu’s solution components are deployed as needed to serve different capabilities of the enterprise video content lifecycle of creating, capturing, managing, delivering and experiencing video content.

The Qumu platform encompasses four distinct elements:

●	Video Capture

●	Video Content Management

●	Intelligent Delivery

●	Extensions and Add-Ons

Video Capture

Qumu’s intelligent video capture (sometimes referred to as ingest) dynamically supports video content sources, accommodating a wide variety of video formats. Video conferencing solutions have emerged as a rapidly growing source of video content. These range from popular unified communications solutions such as Zoom, Cisco WebEx, Microsoft Teams and Socialive, to hardware-intensive conference room systems, such as Zoom Rooms, Polycom and Cisco.

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Qumu brings streaming and video content management to these video communications tools, raising the capabilities that they can bring to the enterprise. As video conferencing becomes the de facto form of team communication, organizations can record, manage and broadcast these videos live or on demand to hundreds or thousands of employees. Intelligent video capture allows users to record and broadcast using existing video conferencing tools. With one enterprise-wide video management and delivery platform, IT can extend their existing video conferencing system investment and concurrently move forward with new unified communications strategies.

Video Content Management

Organizations use Qumu to centrally manage all live and on-demand corporate video content through a single interface. Qumu’s video content management allows system users to ingest video, create metadata and share content quickly and securely to endpoints with rights and rules management. Some of the platform’s notable functionality includes:

Creation & Editing

The Qumu platform provides comprehensive, easy-to-use tools to create and edit video from desktop and mobile devices or using conference room and studio systems. The tools can be used across a wide range of applications from creating a simple mobile phone presentation, to editing a video conference recording, to producing a multi-camera town hall event.

Advanced Analytics

Qumu Advanced Analytics provide leaders and communications staff with real-time visibility and insights into employee engagement for both live streaming video and video on demand (VOD). Advanced Analytics also help IT teams monitor and solve issues with buffering, bit rate and latency across internal networks, VPNs and external CDNs.

Automated Workflows

The Qumu platform allows users to automate processes and comply with policies by creating workflows for content approval, management and viewing rights. Automated workflows can be set for specific types of meeting recordings with disclaimers, security, time of life settings, and repurposing parameters.

Security and Access Control

Qumu’s access control model can leverage most major enterprise authentication solutions, securing access to videos, channels and administrative functions. In cases where a corporate authentication service is not available, Qumu provides its own user management tools for user creation, self-registration, approvals, and group assignment.

Speech Search

Qumu Speech Search allows organizations to use their video repository for eDiscovery, internal clipping services or simply to find information quickly. Qumu Speech Search can quickly analyze thousands of hours of audio and video, index all spoken words and phrases, and return results beyond what metadata or caption-based searches can provide.

Intelligent Delivery

The Qumu platform provides a diverse, flexible and robust series of solutions for enterprise delivery of live streaming or on-demand video. At the core of Qumu’s solution is an intelligent business rules engine and CDN broker. This proprietary technology allows organizations to configure and optimize video for their specific offices, mobile users, and various endpoints.

Qumu’s intelligent delivery supports multiple content delivery network configurations, automatically and intelligently selecting the optimal video quality for a given user, delivering video via eCDN, software CDN, and/or public CDNs. Qumu’s intelligent delivery technology can be deployed as hardware, software, or Virtual Machine. Intelligent delivery can be centrally monitored, managed, and updated.

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Extensions and Add-Ons

The Qumu platform is designed to be customizable, enhancing the customer’s enterprise communication and collaboration solution. With its service-based extensible architecture, Qumu’s technology can be built upon by third-party developers. Current integrations and extensions from Qumu and its partners include Zoom, Cisco WebEx, Socialive, CaptionHub, Microsoft Office 365, Teams, SharePoint, Yammer, IPTV, Jive, IBM Connections, Polycom, Hive, Pexip and Citrix.

Extensibility is important for meeting customers who have complex and unique digital environments and for Qumu’s network of partners. Qumu’s open, service-based architecture enables customers to more easily support native apps for iOS, Android, and Windows Mobile platforms. The Qumu platform offers robust REST APIs for both user and administrative functions, allowing customers to develop integrations of their own on top of the Qumu platform. At the present time Qumu has available extensions and add-ons for live captioning, speech search, advanced analytics, content syndication, WebRTC and several other functions.

Marketing and Distribution

Qumu’s solutions serve a growing customer base of medium- and large-sized enterprises across a wide range of vertical and horizontal markets, with the five primary markets being 1) Banking, Finance and Insurance, 2) Manufacturing, 3) Services and Consulting, 4) Telecom and Technology, and 5) Biotech and Health Care. Qumu targets enterprises with 5,000+ employees. Across all deployment types (cloud, on-premise and hybrid) and in all five markets, Qumu’s customers include many of the largest Fortune 500 and Global 2000 companies in the world.

Qumu serves its customer base primarily via direct sales, and to a lesser extent via channel partners, Qumu has been identified as a leader by multiple industry analysts:

●	Gartner named Qumu a leader in the most recent Magic Quadrant for Enterprise Video Content Management.

●	Aragon Research named Qumu a leader in the most recent Globe Report for Enterprise Video Content Management 2021, as well as a new contender in the most recent Globe Report for Web and Video Conferencing.

●	Wainhouse Research has positioned Qumu as a leader in the Enterprise Streaming Market on multiple occasions.

●	Streaming Media Magazine recognized Qumu as one of the 50 companies that mattered most in online video.

●	CIO Applications recognized Qumu for reliable, unifying, easy-to-use communication tools that facilitate flexible work environments for distributed and remote employees.

As indicated by these honors, Qumu is among the leading enterprise video platform vendors in the space.

Recent Events

Warrant Exercise

On January 12, 2021, HCP-FVD, LLC, the holder of the outstanding warrant dated October 21, 2016 to purchase 314,286 shares of our common stock, exercised a portion of the warrant in a cashless exercise. The exercise resulted in the issuance by us to HCP-FVD, LLC of 50,000 shares of our common stock and an overall reduction of 75,703 warrant shares. Immediately following the exercise, HCP-FVD, LLC retains the right under the warrant to purchase 238,583 shares of our common stock at an exercise price of $2.80 per share through and including October 21, 2026.

Wells Fargo Credit Facility

On January 15, 2021, we closed on a $10 million revolving credit facility with Wells Fargo Bank. The revolving credit facility availability is determined by recurring revenue, and has a maturity date of January 15, 2023. We also received an advance of approximately $1,840,000 from the line of credit and used $1,832,888.27 to repay the face amount of our secured promissory note dated May 1, 2020 to ESW Holdings, Inc., which represented the deferred purchase price of our purchase and termination of the warrant to ESW Holdings, Inc. dated January 12, 2018 for 925,000 shares of our common stock.

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Preliminary Estimated Unaudited Fourth Quarter and Full Year 2020 Results

On January 25, 2021, we reported our preliminary financial results for the fourth quarter and our full year ended December 31, 2020. The preliminary financial results for 2020 are subject to our management’s and our independent auditors’ customary audit procedures.

Fourth quarter 2020 revenue is expected to be approximately $6.9 million and full year 2020 revenue is expected to be approximately $29.1 million, representing an approximately 14.6% increase over 2019 revenue of $25.4 million and achievement of our revenue guidance of $29.0 million. For the fourth quarter 2020, subscription, maintenance and support revenue is estimated to have increased by approximately 23.1% to approximately $5.4 million from $4.4 million in the fourth quarter 2019. For the full year 2020, subscription, maintenance and support revenue is estimated to have increased by approximately 7.2% to approximately $19.6 million from $18.2 million for the full year 2019.

SaaS customer dollar value retention is expected to be approximately 92.6% at the end of fourth quarter 2020 as compared to 92.0% at the end of fourth quarter 2019.

Our preliminary gross margin percentage for the fourth quarter 2020 is expected to be approximately 75.7% as compared to 68.8% for the fourth quarter 2019, with the improvement in the quarter due to a favorable sales mix and an increase in higher-margin SaaS revenue. Full year 2020 gross margin is expected to be approximately 71.3%, which is lower than 2019 gross margin of 72.2% due to a higher mix of appliance revenue primarily in the second quarter 2020, which generally carries lower margins compared to license revenue.

Net loss for the fourth quarter 2020 is expected to be between $(4.3) million and $(4.1) million. Net loss for full year 2020 is expected to be between $(9.5) million and $(9.3) million. This compares to net loss in the fourth quarter 2019 and full year 2019 of $(1.7) million and $(6.4) million, respectively. Adjusted EBITDA, a non-GAAP measure, for the fourth quarter 2020 is expected to be between $(1.2) million and $(1.0) million. Adjusted EBITDA for 2020 is expected to be between $(2.5) million and $(2.3) million. This compares to adjusted EBITDA in the fourth quarter 2019 and full year 2019 of $(1.2) million and $(2.9) million, respectively.

Net loss for 2020 was favorably impacted by higher gross profit driven by higher revenue in 2020 and lower interest expense given our repayment of our term loan in the fourth quarter 2019. These favorable impacts were offset in 2020 by lower gross margins, approximately $664,000 in severance charges, approximately $917,000 in non-cash charges resulting from the adoption of our remote work policy in the fourth quarter 2020, additional expense associated with the initial implementation of initiatives within our long-term strategic roadmap, higher commissions and annual company bonus accruals, approximately $1.8 million in unfavorable impact from changes in the warrant liability fair value, and approximately $1.6 million in transaction expense associated Qumu’s now terminated merger with Synacor, Inc.

Cash and cash equivalents totaled approximately $11.9 million as of December 31, 2020, as compared to $10.6 million as of December 31, 2019. The increase in cash and cash equivalents was principally due to positive operating cash flow.

To supplement our condensed consolidated financial statements presented on a GAAP basis, we use adjusted EBITDA, a non-GAAP measure, which excludes certain items from net loss, a GAAP measure. Adjusted EBITDA excludes items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liabilities, foreign currency gains and losses, other non-operating income and expenses, restructuring expenses and transaction-related expenses.

We use both GAAP and non-GAAP measures when planning, monitoring, and evaluating our performance. We believe that adjusted EBITDA is useful to investors because it provides supplemental information that allows investors to review our results of operations from the same perspective as management and our board of directors. Non-GAAP results are presented for supplemental informational purposes only for understanding our operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

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See the table below for a reconciliation of preliminary net loss, a GAAP measure, to preliminary adjusted EBITDA, a non-GAAP measure, for the fourth quarter and full year ended December 31, 2020 and 2019.

	Three Months Ended December 31, 2020 (unaudited) (estimated)		Three Months Ended December 31, 2019 (unaudited)	Year Ended December 31, 2020 (unaudited) (estimated)		Year Ended December 31, 2019 (unaudited)
	Low End of Range	High End of Range	Actual	Low End of Range	High End of Range	Actual
Net loss	$(4,313)	$(4,053)	$(1,671)	$(9,535)	$(9,275)	$(6,443)
Interest expense, net	44	29	100	82	67	754
Income tax benefit	(35)	(50)	(61)	(182)	(197)	(194)
Depreciation and amortization expense	307	297	356	1,242	1,232	1,526
EBITDA	(3,997)	(3,777)	(1,276)	(8,393)	(8,173)	(4,357)
Gain on sale of BriefCam, Ltd.	-	-	-	-	-	(41)
Increase (decrease) in fair value of derivative liability	-	-	-	(104)	(104)	-
Loss on extinguishment of debt	-	-	348	-	-	348
Increase (decrease) in fair value of warrant liability	1,102	1,097	(611)	1,832	1,827	141
Other expense (income), net	166	156	157	418	408	125
Stock-based compensation expense	563	558	213	1,183	1,178	857
Restructuring expense	922	917	-	922	917	-
Transaction-related expenses	-	-	-	1,623	1,623	-
Adjusted EBITDA	$(1,244)	$(1,049)	$(1,169)	$(2,519)	$(2,324)	$(2,927)

Corporate Information

Our principal executive offices are located at 400 S. 4th Street, Suite 401-412, Minneapolis, Minnesota 55415, and our telephone number is (612) 638-9100. Our website address is www.qumu.com. We do not incorporate the information on our website into this prospectus supplement, and you should not consider such information part of this prospectus supplement.

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THE OFFERING

The following summary contains the principal terms of this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Qumu Corporation

Common stock offered by us	3,225,000 shares.

Common stock outstanding immediately after this offering	17,056,329 shares, or 17,540,079 shares if the underwriter exercises its option to purchase additional shares in full.

Option to purchase additional shares of common stock	We have granted the underwriter an option for a period of 30 days from the date of this prospectus supplement to purchase additional shares of our common stock equal to 15% of the number of shares offered hereby on the same terms and conditions as set forth herein, solely to cover over-allotments, if any.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $20.0 million, or approximately $23.1 million if the underwriter’s option to purchase additional shares is exercised in full, in each case, after deducting the underwriting discounts and commissions and the estimated fees and expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds.”

Listing	Our common stock is listed on the Nasdaq Capital Market under the symbol “QUMU.”

Risk Factors	See “Risk Factors” included in this prospectus supplement, the accompanying prospectus and otherwise incorporated by reference in this prospectus supplement and the accompanying prospectus for a description of factors that you should consider before purchasing shares of our common stock.

The number of shares of our common stock shown above to be outstanding after this offering is based on 13,831,329 shares outstanding as of January 26, 2021, and excludes as of such date:

●	338,583 shares of our common stock issuable upon the exercise of outstanding warrants;

●	1,251,505 shares of our common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $3.84 per share;

●	498,244 shares of our common stock issuable upon the vesting of outstanding restricted stock units; and

●	653,205 shares of our common stock reserved for future issuance under our 2007 Stock Incentive Plan.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding options or warrants to purchase common stock since January 26, 2021, no vesting of restricted stock units since January 26, 2021 and no exercise by the underwriter of its option to purchase additional shares.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below and set forth in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, together with the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes, before deciding to invest in our common stock. Additional risks and uncertainties not presently known to us may also harm our business. If any of these known or unknown risks or uncertainties occur, our business, financial condition and operating results could be materially and adversely affected, the trading price of our common stock could decline and you could lose part or all of your investment in our common stock.

Risks Related to this Offering and Our Common Stock

Investors in this offering will experience immediate and substantial dilution.

The price per share of our common stock being offered is substantially higher than the book value per share of our common stock. Accordingly, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $5.88 per share in the net tangible book value of the common stock. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

Our stock price has been and could remain volatile, which could adversely affect the market price of our stock.

The market price of our common stock has historically experienced and may continue to experience significant volatility. Between January 1, 2020 and December 31, 2020, the sales price of our common stock on the Nasdaq Capital Market fluctuated from a high of $8.03 per share to a low of $1.25 per share and, on January 26, 2021, the closing sale price of our common stock on the Nasdaq Capital Market was $7.46 per share. Our quarterly operating results, our perceived prospects or the perceptions of the market for enterprise video and software to manage enterprise video, changes in securities analysts’ recommendations or earnings estimates and our ability to meet such estimates, changes in general conditions in the economy or the financial markets, capital raising activity and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially, making it more difficult for shares of our common stock to be sold at a favorable price or at all. In addition, the market price of our common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

Future sales of shares of our common stock may negatively affect our stock price.

Future sales of our common stock, including sales of our common stock through this offering, could have a significant negative effect on the market price of our common stock. In addition, upon exercise of outstanding options and warrants or vesting of outstanding restricted stock units, the number of shares outstanding of our common stock could increase substantially. As of January 26, 2021, there were 338,583 shares of our common stock issuable upon the exercise of outstanding warrants, 1,251,505 shares of our common stock issuable upon the exercise of outstanding stock options, and 498,244 shares of our common stock issuable upon the vesting of outstanding restricted stock units. The increase in our outstanding common stock could dilute future earnings per share, if any, and could depress the market value of our common stock. Dilution and potential dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of our common stock may negatively affect both the trading price and liquidity of our common stock.

We may need additional capital and any additional capital we seek may not be available in the amount or at the time we need it.

We believe that the proceeds from this offering, together with our existing cash and cash equivalents and availability on our line of credit, and any future cash flow from operations will be sufficient to fund our operations for at least the next 12 months. If we are not able to increase our revenues, generate positive cash flow or operate in a profitable manner, we may need to raise funds in the future to execute our business plan. Additionally, we may seek to raise funds in the future to accelerate the implementation of our long-term strategic roadmap.

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If we need to raise funds in the future, we cannot assure you that additional financing will be available in the amount or at the time we need it, or that it will be available on acceptable terms or at all. We may obtain future additional financing from an offering of our equity or debt securities, by incurring debt or any combination of these. If we issue additional equity securities to raise funds, the ownership percentage of our existing shareholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. If we raise additional funds by incurring debt, such as under our line of credit with Wells Fargo Bank, we could incur significant expense. Additionally, we are subject to covenants that could affect the manner in which we conduct our business. If we cannot timely raise any needed funds, we may be forced to reduce our operating expenses, which could adversely affect our ability to implement our long-term strategic roadmap and grow our business.

Our expected financing needs are based upon management estimates as to future revenue and expense. Our business plan and financing needs are subject to change based upon, among other factors, our ability to increase revenues, our ability to achieve cash flow, and our ability to manage expenses. If our estimates of our financing needs change, we may need additional capital more quickly than we expect or we may need a greater amount of capital.

We will have broad discretion in how we use a portion of the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. Accordingly, we will have considerable discretion in the application of the net proceeds of this offering. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of that portion of the net proceeds of this offering. We may use that portion of the net proceeds for purposes that do not yield a significant return or any return at all for our shareholders. In addition, pending their use, we may invest that portion of the net proceeds from this offering in a manner that does not produce income or that loses value.

We do not intend to pay cash dividends in the foreseeable future. Consequently, any gains from an investment in our common stock will likely depend on whether the price of our common stock increases.

We have not paid dividends on any of our common stock in the last three years and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. Consequently, in the foreseeable future, you will likely only experience a gain from your investment in our common stock if the price of our common stock increases.

If securities or industry research analysts cease publishing research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the market price of our securities and trading volume could decline.

The trading market for our securities relies in part on the research and reports that securities and industry research analysts publish about us, our industry and our business. We do not have any control over these analysts. The market price of our securities and trading volumes could decline if one or more securities or industry analysts downgrade our securities, issue unfavorable commentary about us, our industry or our business, cease to cover our company or fail to regularly publish reports about us, our industry or our business.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

●	We may not be successful at implementing our long-term strategic roadmap.

●	The COVID-19 pandemic has significantly impacted worldwide business practices and economic conditions and could have a material effect on Qumu’s business, financial condition and operating results.

●	The markets for video content and software to manage video content are each in early stages of development. If this market does not develop or develops more slowly than Qumu expects, including as a result of COVID-19 impacts, Qumu’s revenues may decline or fail to grow.

●	We have a history of losses, and we may not achieve or sustain cash flows or profitability in the future.

●	We encounter long sales cycles with our enterprise video solutions, which could adversely affect our operating results in a given period.

●	To compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance.

●	We face intense competition and such competition may result in price reductions, lower gross profits and loss of market share.

●	Economic and market conditions, particularly those affecting our customers, have harmed and may continue to harm our business.

●	If our sales and marketing efforts are not effective, our business will be materially harmed and our sales may decline.

●	We may experience significant quarterly and annual fluctuations in our results of operations due to a number of factors and these fluctuations may negatively impact the market price of our common stock.

●	Competition for highly skilled personnel is intense, and if we fail to attract and retain talented employees, we may fail to compete effectively.

●	Our enterprise video content management software products must be successfully integrated into our customers’ information technology environments and workflows, and changes to these environments, workflows or unforeseen combinations of technologies may harm our customers’ experience in using our software products.

●	The growth and functionality of our enterprise video content management software products depend upon the solution’s effective operation with mobile operating systems and computer networks.

●	Any failure of major elements of our products could lead to significant disruptions in our ability to serve customers, which could damage our reputation, reduce our revenues or otherwise harm our business.

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●	If we lose access to third-party licenses, our software product development and production may be delayed or we may incur additional expense to modify our products or products in development.

●	If the open source software that is incorporated into our products were to become unavailable or if we violate the terms of open source licenses, it could adversely affect sales of our products, which could disrupt our business and harm our financial results.

●	We sell a significant portion of our products internationally, which exposes us to risks associated with international operations.

●	As we leverage commonly available technologies in the delivery of our services, others may be able offer products similar to ours or independently develop the same or similar technologies or otherwise obtain access to our technology, which could depress our product selling prices and gross profit or result in loss of market share.

●	Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our products, and could have a negative impact on our business.

●	Expanding laws, regulations and customer requirements relating to data security and privacy may adversely affect sales of our products and result in increased compliance costs.

●	Given the competitive nature of our market space and increasing pressure from customers, if we are unable to secure ongoing favorable contract and liability terms for our services, we could face increased compliance costs and potential liability exposure in the case of contractual or legal breach.

●	Computer malware, viruses, hacking, phishing attacks, spamming, and other cyber-threats could harm our business and cause customers to lose confidence in us and our products, which could significantly impact our business and results of operations.

●	We may face circumstances in the future that could result in impairment charges, including, but not limited to, significant goodwill impairment charges.

●	The limited trading volume of our common stock could affect your ability to sell your shares at a satisfactory price.

●	Provisions of Minnesota law, our bylaws and other agreements may deter a change of control of our company and may have a possible negative effect on our stock price.

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USE OF PROCEEDS

We expect to receive approximately $20.0 million in net proceeds from this offering. If the underwriter exercises its option to purchase additional shares in full, the net proceeds of this offering will be approximately $23.1 million. “Net proceeds” is what we expect to receive after deducting the underwriting discounts and commissions, as described in “Underwriting” below, and other estimated offering expenses payable by us, which include legal, accounting and printing fees.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures. Accordingly, we will retain broad discretion over the use of such proceeds.

S-11

DILUTION

If you invest in our common stock, your ownership interest will be diluted by the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of September 30, 2020 was approximately $(5.2) million, or $(0.38) per share of our common stock, based upon 13,712,845 shares of our common stock outstanding as of that date. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2020. Dilution in net tangible book value per share represents the difference between the amount per share paid by investors purchasing of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 3,225,000 shares of our common stock in this offering at the public offering price of $6.75 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2020, would have been approximately $14.8 million, or $0.87 per share. This represents an immediate increase in net tangible book value of $1.25 per share to existing shareholders and immediate dilution in net tangible book value of $5.88 per share to new investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Purchase price per share		$6.75
Net tangible book value per share as of September 30, 2020	$(0.38)
Increase per share attributable to this offering	$1.25
As adjusted net tangible book value per share after this offering		$0.87
Dilution per share to new investors participating in this offering		$5.88

If the underwriter exercises its option in full to purchase additional shares in this offering, the adjusted net tangible book value will increase to $17.8 million, or $1.02 per share, representing an immediate dilution of $5.73 per share to new investors.

The foregoing table and discussion is based on 13,712,845 shares outstanding as of September 30, 2020 and excludes as of that date:

●	414,286 shares of our common stock issuable upon the exercise of outstanding warrants;

●	1,202,755 shares of our common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $3.79 per share;

●	555,067 shares of our common stock issuable upon the vesting of outstanding restricted stock units; and

●	719,057 shares of our common stock reserved for future issuance under our 2007 Stock Incentive Plan.

To the extent that outstanding stock options, warrants or other equity awards are exercised or become vested or any additional options, warrants or other equity awards are granted and exercised or become vested or other issuances of shares of our common stock are made, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

S-12

CAPITALIZATION

The following table presents our cash and cash equivalents, liabilities and capitalization as of September 30, 2020:

●	on an actual basis; and

●	as adjusted to reflect the issuance and sale of 3,225,000 shares of common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the use of proceeds therefrom as described under “Use of Proceeds.”

You should read this table in conjunction with the section entitled “Use of Proceeds” and our condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which is incorporated by reference in this prospectus supplement.

	As of September 30, 2020 (unaudited)
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$11,352	$31,368
Current liabilities:
Accounts payable and other accrued liabilities	$2,104	$2,104
Note payable	$1,767	$1,767
Total current liabilities	$20,528	$20,528
Total long-term liabilities	$5,633	$5,633
Total liabilities:	$26,161	$26,161
Stockholders’ equity
Preferred stock, $0.01 par value, authorized 250,000 shares, no shares issued and outstanding	$—	$—
Common stock, $0.01 par value, authorized 29,750,000 shares, issued and outstanding 13,712,845 actual and 16,937,845 as adjusted	137	169
Additional paid-in capital	78,758	98,742
Accumulated deficit	(70,350)	(70,350)
Accumulated other comprehensive loss	(2,979)	(2,979)
Total stockholders’ equity	$5,566	$25,582
Total liabilities and stockholders’ equity	$31,727	$51,743

The foregoing table assumes no exercise of the underwriter’s option to purchase additional shares of common stock and is based on 13,712,845 shares outstanding as of September 30, 2020 and excludes as of that date:

●	414,286 shares of our common stock issuable upon the exercise of outstanding warrants;

●	1,202,755 shares of our common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $3.79 per share;

●	555,067 shares of our common stock issuable upon the vesting of outstanding restricted stock units; and

●	719,057 shares of our common stock reserved for future issuance under our 2007 Stock Incentive Plan.

S-13

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock the three most recent completed years or at any time in 2021. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business. Accordingly, following this offering, we do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our board of directors may deem relevant. Our loan and security agreement with Wells Fargo Bank, National Association, dated January 15, 2021, prohibits us from paying dividends.

S-14

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through the underwriter listed below. Craig-Hallum Capital Group LLC is acting as the sole book-running manager of this offering. The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriter	Number of Shares
Craig-Hallum Capital Group LLC	3,225,000
Total	3,225,000

The underwriter has advised us that it proposes to offer the shares of common stock to the public at a price of $6.75000 per share. The underwriter proposes to offer the shares of common stock to certain dealers at the same price less a concession of not more than $0.26325 per share. After the offering, these figures may be changed by the underwriter.

The shares sold in this offering are expected to be ready for delivery on or about January 29, 2021, against payment in immediately available funds. The underwriter may reject all or part of any order.

We have granted to the underwriter an option to purchase up to an additional 483,750 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriter exercises the option, the underwriter will become obligated, subject to certain conditions, to purchase the shares for which it exercises the option.

The table below summarizes the underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $112,500 of the fees and expenses of the underwriter, which may include the fees and expenses of counsel to the underwriter. The fees and expenses of the underwriter that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriting discount and reimbursable expenses the underwriter will receive were determined through arms’ length negotiations between us and the underwriter.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid by us	$0.43875	$1,414,968.75	$1,627,214.06

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $337,500. This includes $112,500 of the fees and expenses of the underwriter. These expenses are payable by us. In addition, we retained Northland Securities, Inc. to act as our financial advisor in connection with this offering, for which it will receive an advisory fee of $100,000. Northland Securities, Inc. will not underwrite or purchase any of the securities in this offering. The total expenses of the offering also includes the advisory fee payable to Northland Securities, Inc.

Our directors Mary E. Chowning, Neil E. Cox, Edward D. Horowitz and Robert F. Olson, our Chief Financial Officer David G. Ristow, and certain of our other employees, have agreed to purchase an aggregate of 29,712 shares of common stock in this offering at the public offering price and on the same terms as the other purchasers in this offering. The underwriter will receive the same underwriting discount on any shares purchased by them as it will on any other shares sold to the public in this offering.

We also have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

No Sales of Similar Securities

We, each of our directors and officers and certain of our shareholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by the underwriter.

S-15

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in our common stock for its own account by selling more shares of common stock than we have sold to the underwriter. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter and selling group members may also engage in passive market making transactions in our common stock on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriter and its affiliates is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter may in the future receive customary fees and commissions for these transactions.

In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriter or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus in electronic format, the information on the websites of the underwriter is not part of this prospectus supplement or the accompanying prospectus.

S-16

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “QUMU.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

S-17

United Kingdom. The underwriter has represented and agreed that:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland. The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

S-18

LEGAL MATTERS

Certain legal matters with respect to the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Ballard Spahr LLP, Minneapolis, Minnesota. The underwriter is being represented by Faegre Drinker Biddle & Reath LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Qumu Corporation and its subsidiaries as of December 31, 2019, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2019, have been incorporated by reference herein in reliance upon the report of RSM US LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of RSM US LLP as experts in accounting and auditing.

The consolidated financial statements of Qumu Corporation and its subsidiaries as of December 31, 2018, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing. The audit report of KPMG LLP covering the December 31, 2018 financial statements refers to a change in the method of accounting for revenue.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website, www.qumu.com, by following the link under “About” to “Investor Relations” and then to “SEC Filings”. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC through its website as provided above or from us, as provided below. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.

Incorporation by Reference

The SEC allows us to incorporate by reference into this prospectus supplement the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede prior information. Any information so updated and superseded shall not be deemed, except as so updated and superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that is not deemed “filed” with the SEC, including information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, will be incorporated by reference into, or otherwise included in, this prospectus.

S-19

●	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 6, 2020.

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 8, 2020.

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 4, 2020.

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 3, 2020.

●	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on August 14, 2020, for our 2020 Annual Meeting of Shareholders held on September 30, 2020.

●	Our Current Reports on Form 8-K filed with the SEC on February 11, 2020 (report dated February 10, 2020), February 11, 2020 (report dated February 11, 2020), May 7, 2020, June 29, 2020, July 20, 2020, July 24, 2020, October 2, 2020, November 27, 2020, December 8, 2020, January 19, 2021 and January 27, 2021.

●	The description of our Common Stock contained in our registration statement on Form 8-A (File No. 000-20728), filed with the SEC and any amendment or report filed with the SEC for the purpose of updating the description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering of the securities to which this prospectus supplement and accompanying prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus supplement and accompanying prospectus and to be a part hereof from the date of filing of those documents. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus supplement and accompanying prospectus and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus supplement and accompanying prospectus and to be a part hereof from the date of filing those documents.

You may request a free copy of any of the documents incorporated by reference by writing or telephoning us at the following address:

Qumu Corporation
400 S. 4th Street, Suite 401-412
Minneapolis, MN 55415
Attn: Corporate Secretary
(612) 638-9100

S-20

PROSPECTUS

QUMU CORPORATION

$30,000,000
Common Stock
Preferred Stock
Warrants
Subscription Rights
Units

We may offer and sell up to $30,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. Any of these securities may be offered separately or in combination at prices and on other terms to be determined at the time of the offering.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We may sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. Each applicable prospectus supplement will provide the terms of the plan of distribution relating to the specific offering. The applicable prospectus supplement also will include the names of any underwriters, dealers and agents involved in the sale of any securities and the purchase price of any securities, our net proceeds from the sale, and any underwriting discounts or commissions and other items constituting underwriters’ compensation.

Our common stock is listed on the Nasdaq Capital Market under the symbol “QUMU.” On August 23, 2019, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.00 per share. The aggregate market value of our outstanding common shares held by non-affiliates, or the public float, was approximately $24,187,176 based on 9,908,782 shares of common stock outstanding, of which 8,062,392 shares of common stock were held by non-affiliates, and a last reported sale price per share of $3.00 on August 23, 2019. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 5 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $30,000,000 as described in this prospectus.

Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus, the applicable prospectus supplement and any free writing prospectus we have authorized for use in connection with a specific offering, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.” We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement to this prospectus and any free writing prospectus we have authorized for use in connection with a specific offering is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Qumu,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Qumu Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable securities.

Qumu® and the Qumu logo are our trademarks in the United States and the European Union.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website, www.qumu.com, by following the link under “About” to “Investor Relations” and then to “SEC Filings”. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC through its website as provided above or from us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 15, 2019.

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 8, 2019.

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 6, 2019.

●	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2019, for our 2019 Annual Meeting of Shareholders held on May 9, 2019.

●	Our Current Reports on Form 8-K filed with the SEC on March 1, 2019, March 7, 2019, March 22, 2019, May 2, 2019, May 14, 2019 and July 31, 2019.

●	The description of our Common Stock contained in our registration statement on Form 8-A (File No. 000-20728), filed with the SEC and any amendment or report filed with the SEC for the purpose of updating the description.

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All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, MN 55403
Attn: Corporate Secretary
(612) 638-9100

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

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THE COMPANY

Qumu provides the tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. The Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge. Qumu’s customers, which include some of the world’s largest organizations, leverage the Qumu platform for a variety of cloud, on-premise and hybrid deployments. Use cases include self-service webcasting, sales enablement, internal communications, product training, regulatory compliance and customer engagement. The Company and its channel partners market Qumu’s products to customers primarily in North America, Europe and Asia.

Qumu generates revenue through the sale of enterprise video content management software, hardware, maintenance and support, and professional and other services. Software sales may take the form of a perpetual software license, a cloud-hosted software as a service (SaaS) or a term software license. Software licenses and appliances revenue includes sales of perpetual software licenses and hardware. Service revenue includes SaaS, term software licenses, maintenance and support, and professional and other services. An individual sale can range from single year agreements for thousands of dollars to multi-year agreements for over a million dollars.

We were founded in 1978, incorporated as IXI, Inc. in Minnesota in February 1987 and changed our name to Rimage Corporation in April 1988. From 1995 to 2011, we focused our business on the development and sale of CD recordable publishing systems and DVD recordable publishing systems.

In response to declines in the disc publishing business due to technology substitutions and the rise of video as a communication and collaboration tool, in October 2011, we acquired Qumu, Inc., a leader in the enterprise video content management software market and changed our name to Qumu Corporation in September 2013. Qumu completed the transition to an enterprise video content management software company in July 2014, when we closed on the sale of our disc publishing assets to Equus Holdings, Inc. and Redwood Acquisition, Inc.

In October 2014, we acquired Kulu Valley Ltd., a private limited company incorporated in England and Wales, subsequently renamed Qumu Ltd. The acquisition was made to expand Qumu’s addressable market through the offering of Kulu Valley’s best-in-class video content creation capabilities and easy-to-deploy pure cloud solution, while providing customers with access to industry leading video content management and delivery capability.

Our principal executive offices are located at 510 1st Avenue North, Suite 305, Minneapolis, MN 55403, and our telephone number is (612) 683-9100.

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RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Unless otherwise set forth in an applicable prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us to provide additional funding for general corporate purposes, which may include, without limitation, acquisitions, repayment of outstanding debt, capital expenditures and working capital. When particular securities are offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities until they are used for their stated purposes.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, subscription rights, and units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement and/or other offering materials.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our articles of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of 30,000,000 shares of capital stock, $0.01 par value. Unless otherwise established by our board of directors, all shares of capital stock are common stock. From the 30,000,000 shares of capital stock, 250,000 shares have been designated as Series A Junior Participating Preferred Shares.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, as and when declared by our board of directors. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

As of August 23, 2019, we had 9,908,782 shares of common stock outstanding and approximately 94 record holders of our common stock and there were 1,269,375 shares of common stock subject to outstanding stock option awards, 98,146 shares of common stock subject to outstanding restricted stock unit awards and 40,599 shares of common stock subject to outstanding performance stock unit awards.

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Transfer Agent

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “QUMU”.

Preferred Stock

We currently have no outstanding Series A Junior Participating Preferred Shares or any other shares of preferred stock. The Series A Junior Participating Preferred Shares are summarized below under “Anti-Takeover Effects of Provisions of our Articles of Incorporation, our Bylaws and Minnesota Law.”

Under our articles of incorporation, our board of directors is authorized to establish more than one class or series of shares from our capital stock and to fix the relative rights and preferences of any such different classes or series, without shareholder approval. The board of directors is required by the Minnesota Business Corporation Act, or the MBCA, and our articles of incorporation to adopt resolutions establishing a class or series, setting forth the designation of the class or series, and fixing the relative rights and preferences of the class or series. A statement setting forth, among other things, the text of these resolutions must be filed with the Secretary of State of the State of Minnesota. The resolutions for each class or series will fix the designations, powers, preferences, rights, qualifications, limitations and restrictions, including the following:

●	the number of shares constituting each class or series;

●	voting rights;

●	rights and terms of redemption, including sinking fund provisions;

●	preemptive rights;

●	dividend rights and rates;

●	dissolution;

●	terms concerning the distribution of assets;

●	conversion or exchange terms;

●	redemption prices; and

●	liquidation preferences.

All shares of preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable. Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares of common stock or otherwise discourage a transaction that holders of common stock might believe to be in their best interests.

We will describe in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

●	the title and stated value of the preferred stock;

●	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

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●	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

●	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

●	the procedures for any auction and remarketing, if any, for the preferred stock;

●	the provisions for a sinking fund, if any, for the preferred stock;

●	the provision for redemption, if applicable, of the preferred stock;

●	any listing of the preferred stock on any securities exchange;

●	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

●	voting rights, if any, of the preferred stock;

●	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

●	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

●	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, relating to dividends and upon our liquidation, dissolution or winding up:

●	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

●	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

●	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term equity securities does not include convertible debt securities.

Anti-Takeover Effects of Provisions of our Articles of Incorporation, our Bylaws and Minnesota Law

Some provisions of Minnesota law, our articles of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

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Series A Junior Participating Preferred Shares

On September 17, 2003, our board of directors adopted resolutions designating a series of 250,000 preferred shares, $0.01 par value, designated as the Series A Junior Participating Preferred Shares. The Series A Junior Participating Preferred Shares were created in connection with our shareholder rights plan which expired on March 21, 2014.

Under the shareholder rights plan when it was in effect, if any person or group (the “Acquiring Person”) became the beneficial owner of 20% or more of our outstanding common stock, all other holders of our common stock would be entitled to purchase from us 1/100 of a Series A Junior Participating Preferred Share at a price of $35 per 1/100 of a Preferred Share, subject to adjustment. In the event that any person or group became an Acquiring Person, each holder of this Preferred Share purchase right, other than rights that are or were beneficially owned by the Acquiring Person (which would thereafter be void), would thereafter have the right to receive, upon exercise thereof at the then current exercise price of the right, that number of shares of our common stock having a market value of two times the exercise price of the right. The effect of the shareholder rights plan was to dilute the Acquiring Person thereby making the cost of abusive unsolicited takeover practices prohibitive and create an incentive for a potential acquiror to negotiate in good faith with our board of directors.

Although the shareholder rights plan expired on March 21, 2014, our board of directors has the right to reinstate the shareholder rights plan or adopt a new shareholder rights plan without shareholder approval.

The resolutions creating the Series A Junior Participating Preferred Shares provide that the holders of Series A Junior Participating Preferred Shares are entitled, in preference to holders of common stock, to such dividends as our board of directors may declare out of funds legally available for the purpose. Each Series A Junior Participating Preferred Share is entitled to a minimum preferential quarterly dividend payment of $1 per share but is entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A Junior Participating Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each Series A Junior Participating Preferred Share will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series A Junior Participating Preferred Share will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary anti-dilution provisions. Series A Junior Participating Preferred Shares are not redeemable.

Because of the nature of the Series A Junior Participating Preferred Shares’ dividend, liquidation and voting rights, the value of a one one-hundredth interest in a Series A Junior Participating Preferred Share should approximate the value of one share of common stock.

Designation of Capital Stock

The ability of our board of directors to designate classes or series of stock from our authorized capital stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Shareholder Meetings

Under our bylaws, regular meetings of our shareholders may be called only by our board of directors.

Under our bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by our president, treasurer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote.

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Requirements for Advance Notification of Shareholder Nominations and Proposals

Nominations for election to our board of directors may be made by or at the direction of the board of directors or by a shareholder who follows the advance notice procedures described in Section 3.14 of our bylaws. In general, a shareholder must submit a written notice of the nomination to our corporate secretary at least 120 days before the date that is one year after the date of our proxy statement for the prior year’s regular meeting, together with required information regarding the shareholder and each person the shareholder proposes to nominate.

Shareholders can propose business, other than nominations to our board of directors, to be considered at a regular meeting of shareholders only if a shareholder follows the advance notice procedures described in Section 2.10 of our bylaws. In general, a shareholder must submit a written notice of the proposal together with required information regarding the shareholder and the shareholder’s interest in the proposal to our corporate secretary at least 120 days before the date that is one year after the date of our proxy statement for the prior year’s regular meeting.

Unanimous Shareholder Action by Written Consent

Our bylaws permit shareholders to take any action that might be taken at a meeting of the shareholders by written action, but only if it is signed by all of the shareholders entitled to vote on that action.

Provisions of Minnesota Law

We are governed by the provisions of Section 671 (Control Share Act), Section 673 (Business Combination Act) and Section 675 (Takeover Provisions) of the Minnesota Business Corporation Act, or MBCA. These provisions may have an effect of delaying, deferring or preventing an unsolicited takeover of Qumu and deprive our shareholders of an opportunity to sell their shares at a premium over the market price. The following description of certain provisions of the MBCA is only a summary and does not purport to be complete and is qualified in its entirety by reference to the MBCA.

In general, Section 671 of the MBCA provides that shares of an “issuing public corporation,” such as Qumu, acquired by an “acquiring person” in a “control share acquisition” that exceed the threshold of voting power of any of the three ranges identified below will not have voting rights, unless the issuing public company’s shareholders vote to accord such shares the voting rights normally associated with such shares. A “control share acquisition” is an acquisition, directly or indirectly, by an “acquiring person” (as defined in the MBCA) of beneficial ownership of shares of an issuing public corporation that, but for Section 671, would, when added to all other shares of the issuing public corporation beneficially owned by the acquiring person, entitle the acquiring person, immediately after the acquisition, to exercise or direct the exercise of a new range of voting power of the issuing public corporation with any of the following three ranges: (i) at least 20 percent but less than 33.33 percent; (ii) at least 33.33 percent but less than or equal to 50 percent; and (iii) over 50 percent. Shares acquired in a control share acquisition in excess of any of the three thresholds will have not voting rights, unless voting rights are accorded such shares by an affirmative vote by the issuing public company’s shareholders. Acquisition of beneficial ownership of shares includes the acquisition of the power to vote or direct the voting of shares, whether that power is shared within a group or is held by one shareholder. Certain acquisitions of voting power are exempt from Section 671, including acquisitions directly from the issuing public company. The issuing public company also has an option to call for redemption all, but not less than all, shares acquired in the control share acquisition that exceed 20% of the outstanding voting power (or such higher threshold of voting power for which shareholder approval has not been obtained) at a price equal to the fair market value of the shares at the time the call is given if (i) the acquiring person fails to deliver the information statement to the issuing public company by the tenth day after the control share acquisition; or (ii) shareholders have voted not to accord voting rights to the shares acquired in the control share acquisition.

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In general, Section 673 of the MBCA prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless either the business combination or the acquisition by which such person becomes an interested shareholder is approved in a prescribed manner before the person became an interested shareholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s outstanding voting stock. Section 673 does not apply if a committee of our board of directors consisting of one or more of our disinterested directors (excluding our current and former officers and employees) approves the proposed transaction or the interested shareholder’s acquisition of shares before the share acquisition date or on the share acquisition date but before the interested shareholder becomes an interested shareholder.

If a takeover offer is made for our stock, Section 675 of the MBCA precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer which results in an offeror who owned ten percent or less of a class of our shares acquiring more than ten percent of that class, or which results in the offeror increasing its beneficial ownership of a class of our shares by more than ten percent of the class, if the offeror owned ten percent or more of the class before the takeover offer. Section 675 does not apply if a committee of our board of directors approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer. The committee must consist solely of directors who were directors or nominees for our board of directors at the time of the first public announcement of the takeover offer, and who are not our current or former officers and employees, offerors, affiliates or associates of the offeror or nominees for our board of directors by the offeror or an affiliate or associate of the offeror.

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DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

●	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

●	the date, if any, on and after which the warrants and the related preferred stock or common stock will be separately transferable;

●	the terms of any rights to redeem or call the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	a discussion of certain United States federal income tax consequences applicable to the warrants; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled to:

●	vote, consent or receive dividends;

●	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

●	exercise any rights as shareholders of Qumu.

Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

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DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our common stock, preferred stock, or any combination thereof. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering.

In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

●	the price, if any, for the subscription rights;

●	the exercise price payable for our common stock or preferred stock upon the exercise of the subscription rights;

●	the record date for determining the shareholders entitled to any rights distribution;

●	the number of subscription rights to be issued to each shareholder;

●	the number of shares and terms of our common stock and/or preferred stock which may be purchased per each subscription right;

●	the extent to which the subscription rights are transferable;

●	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

●	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed;

●	if applicable, the material terms of any standby underwriting or purchase arrangement into which we may enter in connection with the offering of subscription rights; and

●	a discussion of certain United States federal income tax consequences applicable to the subscription rights.

Unless we otherwise specify in the applicable prospectus supplement, holders of the subscription rights may exercise the rights at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised rights will become void.

The subscription rights will be issued under a separate subscription rights certificate and the foregoing summary of material provisions of the subscription rights is subject to, and qualified in its entirety by reference to, all the provisions of the subscription rights certificate. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

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DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain U.S. federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

The foregoing description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement related to the series of units being offered, as well as any unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement, if any, relating to units offered under this prospectus.

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PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us to or through underwriters, through dealers (acting as agent or principal), through agents, directly by us to one or more purchasers, through a specific bidding or auction process or otherwise, through a combination of any such methods of sale, and/or through any other methods described in a prospectus supplement.

We may sell the securities from time to time in one or more transactions, including pursuant to underwritten public offerings, negotiated transactions, block trades, in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through market maker or into an existing trading market, on an exchange or otherwise, or a combination of these methods. We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders. The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

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We may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

LEGAL MATTERS

Ballard Spahr LLP, Minneapolis, Minnesota, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Qumu Corporation. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Qumu Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2018 financial statements refers to a change in the accounting method for revenue recognition in 2018 due to the adoption of FASB Accounting Standards Codification (Topic 606), Revenue from Contracts with Customers.

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3,225,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Craig-Hallum

The date of this prospectus supplement is January 26, 2021